Exhibit 99.1

Medley Capital Corporation Announces the Addition of Barclays to its Senior Credit Facility

NEW YORK, NY – Medley Capital Corporation (NYSE: MCC) (the “Company”) today announced the closing of $25 million of additional commitments to its senior secured revolving credit facility (the “Credit Facility”) led by ING Capital LLC. Total commitments to the Credit Facility are now $85 million and the accordion feature allows the Company to increase the total commitments under the Credit Facility up to $125 million. Barclays Bank PLC joined the lending group and committed $20 million to the facility. ING Capital LLC increased their existing commitment from $25 million to $30 million.

"We are delighted to have Barclays join our lending group and we look forward to working with them as we continue to execute on our business plan" said Brook Taube, Chief Executive Officer of Company. “We also appreciate ING’s continued support of our business. These additional lending commitments will enable us to continue to grow our investment portfolio at a time when market opportunities remain attractive” continued Mr. Taube.

ABOUT MEDLEY CAPITAL CORPORATION

The Company is a newly-organized, externally-managed, non-diversified closed-end management investment company that has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company's investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies. The Company is a direct lender targeting private debt transactions ranging in size from $10 to $50 million to borrowers principally located in North America. The Company's investment activities are managed by its investment adviser, MCC Advisors LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended.

SOURCE: Medley Capital Corporation

Medley Capital Corporation

Richard Allorto, 212-759-0777